Exhibit 4.2

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Penumbra, Inc. (“Penumbra,” the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share.
The following description of our capital stock is based upon our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Third Amended and Restated Bylaws (the “Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete and is qualified by reference to the provisions of the Certificate of Incorporation and Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.
General
Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.001 per share.
Common Stock
Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.
Dividend rights. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
Rights upon liquidation. In the event of liquidation, dissolution or winding-up of Penumbra, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any series of preferred stock, if any, then outstanding.
Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Listing. Our common stock is listed on the New York Stock Exchange under the symbol “PEN.”
Transfer Agent. The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.
Preferred Stock
Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The existence of authorized but unissued and unreserved shares of capital stock may make it more difficult for or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Penumbra without further action by the stockholders. The issuance of preferred stock may also adversely affect the voting and other rights of the holders of common stock.
Election and Removal of Directors
The Bylaws provide that our board of directors will consist of between five and nine directors. The exact number of directors will be fixed from time to time by resolution of the board, and is currently set at seven. No director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Staggered Board
Our board of directors is currently divided into three classes serving staggered three-year terms. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. Commencing with the 2026 annual meeting of stockholders, directors will be elected to a one-year term following the expiration of the directors’ existing terms, and commencing with the 2028 annual meeting of stockholders the directors will no longer be divided into classes.
Limits on Written Consents
The Certificate of Incorporation and Bylaws provide that holders of our common stock are not able to act by written consent without a meeting.
Stockholder Meetings
The Certificate of Incorporation and Bylaws provide that special meetings of our stockholders may be called only by our board of directors acting pursuant to a resolution adopted by a majority of the board of directors.
Amendment of Certificate of Incorporation
The affirmative vote of holders of not less than a majority of the total voting power of our outstanding shares of voting stock, voting together as a single class, is generally required to amend provisions of the Certificate of Incorporation.
Amendment of Bylaws
The Bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with (i) the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, or without a meeting if all members of the board of directors consent to the taking of the action, or (ii) the affirmative vote of holders of not less than a majority of the total voting power of our outstanding shares of voting stock, voting together as a single class.
Other Limitations on Stockholder Actions
The Bylaws also impose procedural requirements on stockholders who wish to make nominations in the election of directors, propose any amendment to the Bylaws, or propose any other business to be brought before an annual or special meeting of stockholders.
Limitation of Liability of Directors and Officers
The Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:
•any breach of the director’s duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”); and
•any transaction from which the director derived an improper personal benefit.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
The Certificate of Incorporation also provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
Forum Selection

The Bylaws designate the state courts located within the state of Delaware (or if no state court located within Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, as the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. This forum selection provision will not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Exchange Act or, in each case, the rules and regulations thereunder, or for any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the foregoing forum selection provision.
Delaware Business Combination Statute
We have elected in the Certificate of Incorporation to be subject to Section 203 of the Delaware General Corporation Law (“Section 203”), which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:
•the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or
•following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.
Anti-Takeover Effects of Some Provisions
Some provisions of the Certificate of Incorporation and Bylaws could make an acquisition of control of us by means of a proxy contest or otherwise more difficult, including those described above such as our staggered board and ability to issue preferred stock. These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.